Thoratec® Reports First Quarter 2015 Results

- Revenue of $121.3 million for the first quarter of 2015

- GAAP net income per diluted share of $0.20, and non-GAAP net income per diluted share of $0.38

- Company increases 2015 guidance for revenue to $465 million to $475 million and adjusts guidance for net income per diluted share to $0.58 to $0.68 on a GAAP basis and $1.15 to $1.25 on a non-GAAP basis

PLEASANTON, Calif., May 7, 2015 /PRNewswire/ -- Thoratec Corporation (NASDAQ: THOR), a world leader in mechanical circulatory support (MCS) therapies to save, support and restore failing hearts, today reported its financial results for the first quarter of 2015.

"We made additional progress during the first quarter with our efforts to stimulate growth including building our team and improving execution," said D. Keith Grossman, President and Chief Executive Officer. "We remain in the early stages with these initiatives and continue to address market challenges, but I believe these efforts will favorably impact our overall market and contribute to the return of strong levels of growth at Thoratec in the future," he added.

For the quarter ended April 4, 2015, Thoratec reported revenues of $121.3 million, a four percent decrease versus revenues of $125.7 million in the same period a year ago. Revenues for the period increased four percent compared with the prior year excluding changes in foreign exchange and results in Japan, where unusual order patterns impact reported growth. GAAP net income was $10.8 million, or $0.20 per diluted share, compared to GAAP net income of $18.2 million, or $0.32 per diluted share, in the same period last year. Non-GAAP net income, which is described later in this press release, was $20.9 million, or $0.38 per diluted share, in the first quarter of 2015, compared to non-GAAP net income of $23.7 million, or $0.41 per diluted share, in the first quarter of 2014.

"We also continue to make progress with HeartMate III and HeartMate PHP as we move closer to commercial launches in Europe later this year, while also realizing advancements with our clinical programs in the U.S.," Grossman commented. "We believe new technology is an important driver of market expansion, and we are focused on ensuring that we can deliver on the full potential of our exciting pipeline opportunities."

First Quarter of 2015 Financial Results

Thoratec reported revenues of $121.3 million in the first quarter of 2015. The HeartMate product line contributed $105.1 million, a decrease of four percent, while the CentriMag product line contributed $13.8, an increase of six percent.

GAAP gross margin in the first quarter of 2015 was 69.4 percent compared to 68.2 percent in the same quarter last year. Non-GAAP gross margin, described later in this press release, was 70.5 percent compared to 69.5 percent in the same quarter last year. The increase in GAAP and non-GAAP gross margin was due primarily to lower inventory-related charges and favorable manufacturing variances, in part offset by increased warranty expense, unfavorable product mix, and the impact of foreign exchange.

GAAP operating expenses in the first quarter of 2015 were $66.2 million compared to $58.8 million in the same quarter last year. Non-GAAP operating expenses, described later in this press release, were $55.9 million compared to $52.3 million in the same quarter last year. The increase in both GAAP and non-GAAP operating expenses was primarily due to higher personnel and clinical trial costs, partially offset by lower spending on certain R&D projects in comparison to the prior year. In addition, GAAP operating expenses increased in 2015 due to higher stock-based compensation and the re-measurement of contingent consideration.

GAAP other income in the first quarter of 2015 was $0.8 million compared to $0.2 million in the same quarter last year. The increase in GAAP other income was due primarily to the foreign currency re-measurement of our contingent consideration. Non-GAAP other income, described later in this press release, was $0.3 million compared to $0.2 million in the same quarter last year.

The GAAP effective tax rate in the first quarter of 2015 was 42.5 percent versus 32.6 percent a year ago. The increase in the GAAP effective tax rate was primarily due to an adjustment in the first quarter of 2015 related to the overstatement of certain tax benefits in prior years. The non-GAAP tax rate, which is described later in this press release, was 30.1 percent versus 32.8 percent in the same period last year. The decrease in the non-GAAP effective tax rate was primarily due to a higher mix of income in foreign jurisdictions.

Cash and investments were $244.6 million as of April 4, 2015, compared to $234.7 million as of January 3, 2015. The company repurchased $21.4 million of stock during the first quarter of 2015.

GUIDANCE

The following statements are based on current expectations. These statements are forward-looking and actual results may differ materially. For a more detailed discussion of forward-looking statements, please see the additional information below.

The company expects fiscal 2015 revenues to be in a range of $465 million to $475 million. Incorporated into this guidance range are the negative impacts of foreign exchange movements and having one fewer week in fiscal 2015 relative to fiscal 2014, the combined effect of which is approximately $23 million, an increase of $5 million from previous guidance due to additional unfavorable movement in foreign exchange rates. Guidance for net income per diluted share is a range of $0.58 to $0.68 on a GAAP basis and $1.15 to $1.25 on a non-GAAP basis. Gross margin is expected to be approximately 69.0 percent on a GAAP basis and approximately 70.5 percent on a non-GAAP basis. We expect the effective tax rate to be approximately 33.5 percent on a GAAP basis and approximately 30.0 percent on a non-GAAP basis.

CONFERENCE CALL/WEBCAST INFORMATION

Thoratec will hold a conference call to discuss its financial results and operating activities for all interested parties at 1:30 p.m., Pacific Daylight Time (4:30 p.m., Eastern Daylight Time), today. The teleconference can be accessed by calling (913) 312-1276, passcode 1716500. Please dial in 10-15 minutes prior to the beginning of the call. The webcast will be available via the Internet at http://www.thoratec.com. A replay of the conference call will be available through Thursday, May 14, via http://www.thoratec.com or by telephone at (719) 457-0820, passcode 1716500.

GAAP TO NON-GAAP RECONCILIATION

Thoratec management evaluates and makes operating decisions using various measures. These measures are generally based on revenues generated by the company's products and certain costs of producing those revenues, such as costs of product sales, research and development and selling, general and administrative expenses. We use the following measures, which are not calculated in accordance with Generally Accepted Accounting Principles ("GAAP"): non-GAAP gross profit, non-GAAP gross margin, non-GAAP operating expenses, non-GAAP other income, non-GAAP tax rate and expense, non-GAAP net income, and non-GAAP net income per diluted share. These are non-GAAP financial measures under Section 101 of Regulation G under the Securities Exchange Act of 1934, as amended. These non-GAAP financial measures are calculated by excluding certain GAAP financial items that we believe have less significance to the day-to-day operation of our business. The company has outlined below the type and scope of these exclusions and the limitations on the use of the non-GAAP financial measures as a result of these exclusions.

Management uses these non-GAAP financial measures for financial and operational decision making, including in the determination of employee annual cash incentive compensation, as a means to evaluate period-to-period comparisons, as well as comparisons to our competitors' operating results. Management also uses this information internally for forecasting and budgeting, as it believes that the measures are indicative of Thoratec's core operating results. Management also believes that non-GAAP financial measures provide useful supplemental information to management and investors regarding the performance of the company's business operations, provide a greater transparency with respect to key metrics used by management in its decision making, facilitate comparisons of results for current periods and guidance for future periods with our historical operating results, and assist in analyzing future trends.

Non-GAAP net income consists of GAAP net income, excluding, as applicable, the tax-effected impact of share-based compensation expense, the impairment and amortization of purchased intangible assets, acquisition-related contingent consideration adjustments including foreign currency re-measurement, and acquisition-related transaction costs.

Non-GAAP net income per diluted share is defined as non-GAAP net income divided by the weighted average number of shares on a fully-diluted basis.

Non-GAAP gross profit and gross margin consist of GAAP gross profit and gross margin excluding, as applicable, share-based compensation expense and the impairment and amortization of purchased intangible assets.

Non-GAAP operating expenses consist of GAAP operating expenses excluding, as applicable, share-based compensation expense, the impairment and amortization of purchased intangible assets, acquisition-related contingent consideration adjustments, and acquisition-related transaction costs.

Non-GAAP other income consists of GAAP other income excluding the impact of foreign currency re-measurement related to contingent consideration.

Non-GAAP income tax expense consists of the GAAP income tax expense adjusted for the tax effect of the adjustments from GAAP net income to non-GAAP net income, including the impact of the adjustment to prior years' GAAP tax expense that was recorded in the first quarter of 2015.

Management believes that it is useful in measuring Thoratec's operations to exclude the impairment and amortization of purchased intangible assets. These costs are primarily fixed at the time of an acquisition and, unlike other fixed costs that result from ordinary operations, are the result of infrequent and irregular events.

Because of varying valuation methodologies, subjective assumptions and the variety of award types that companies can use, Thoratec management believes that providing non-GAAP financial measures that exclude share-based compensation allows investors to compare Thoratec's recurring core business operating results to those of other companies and over multiple periods. The exclusion also enhances investors' ability to review Thoratec's business from the same perspective as Thoratec management, which believes that share-based compensation expense is not directly attributable to the underlying performance of the company's business operations.

Thoratec management has excluded acquisition-related contingent consideration adjustments, including foreign currency re-measurement, and acquisition-related transaction costs from GAAP results to allow investors to compare Thoratec's recurring core business operating results to those of other companies and over multiple periods.

There are a number of limitations related to the use of non-GAAP financial measures. First, non-GAAP financial measures exclude some costs, namely share-based compensation, that are recurring expenses. Second, share-based compensation is part of an employee's compensation package and as such may be useful for investors to consider. Third, the components of costs that we exclude in our non-GAAP financial measures may differ from components that our peer companies exclude when they report their results from operations.

Non-GAAP financial measures should not be considered as a substitute for measures of financial performance in accordance with GAAP. However, these measures may provide additional insight into Thoratec's financial results. Investors and potential investors are strongly encouraged to review the reconciliation of non-GAAP financial measures contained within this press release with their most directly comparable GAAP financial results and not to rely on any single financial measure to evaluate our business.

The reconciliations of the forward looking non-GAAP financial measures to the most directly comparable GAAP financial measures in the tables below include all information reasonably available to Thoratec at the date of this press release. These tables include adjustments that we can reasonably predict. Events that could cause the reconciliation to change include acquisitions and divestitures of business, goodwill and other asset impairments and sales of marketable equity securities.

The following table includes the GAAP condensed consolidated balance sheets as of April 4, 2015 and January 3, 2015:

THORATEC CORPORATION
Condensed Consolidated Balance Sheets
(unaudited)
(in thousands)

	April 4, 2015	January 3, 2015
ASSETS
Current assets:
Cash and cash equivalents	$ 90,713	$ 72,814
Short-term available-for-sale investments	149,661	157,664
Receivables, net of allowances of $1,565 in 2015 and $1,504 in 2014	70,209	72,847
Inventories	65,053	62,204
Deferred tax assets	15,727	15,727
Income tax receivable	8,128	10,778
Prepaid expenses and other assets	11,581	12,458
Total current assets	411,072	404,492
Property, plant and equipment, net	50,122	51,231
Goodwill	224,372	225,293
Purchased intangible assets, net	40,844	44,488
Long-term available-for-sale investments	4,258	4,239
Other long-term assets	34,836	34,240
Total Assets	$ 765,504	$ 763,983
LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities:
Accounts payable	$ 16,432	$ 12,662
Accrued compensation	18,767	22,836
Warranty and related accrual	9,676	10,639
Contingent liabilities, current portion	5,782	14,902
Other accrued liabilities	17,819	20,441
Total current liabilities	68,476	81,480
Long-term deferred tax liability	3,745	3,592
Other long-term liabilities	15,507	14,458
Contingent liabilities, non-current portion	32,484	31,656
Total Liabilities	120,212	131,186
Shareholders' equity:
Common shares: no par, authorized 100,000; issued and outstanding 54,251 in 2015 and 54,109 in 2014	-	-
Additional paid-in capital	628,901	614,577
Retained earnings	35,675	40,242
Accumulated other comprehensive loss	(19,284)	(22,022)
Total Shareholders' Equity	645,292	632,797
Total Liabilities and Shareholders' Equity	$ 765,504	$ 763,983

The following table includes the GAAP Condensed Consolidated Statements of Operations for the three months ended April 4, 2015 and March 29, 2014:

THORATEC CORPORATION
Condensed Consolidated Statements of Operations
(Unaudited)
(in thousands, except for per share data)

	Three Months Ended
	April 4, 2015	March 29, 2014

Product sales	$ 121,308	$ 125,697
Cost of product sales	37,129	40,026
Gross profit	84,179	85,671
Operating expenses:
Selling, general and administrative	40,117	35,501
Research and development	26,117	23,339
Total operating expenses	66,234	58,840
Income from operations	17,945	26,831
Other income:
Interest income and other	817	247
Income before taxes	18,762	27,078
Income tax expense	(7,982)	(8,839)
Net income	$ 10,780	$ 18,239

Net income per share
Basic	$ 0.20	$ 0.32
Diluted	$ 0.20	$ 0.32

Shares used to compute net income per share:
Basic	54,012	56,840
Diluted	54,906	57,666

The following table presents our quarterly revenues by source for the first quarter of 2015 and the full year 2014:

THORATEC CORPORATION
Quarterly Revenue Analysis
(Unaudited)
(in millions)

	Three Months Ended
	April 4, 2015	January 3, 2015	September 27, 2014	June 28, 2014	March 29, 2014

Revenue by Product Line
HeartMate	$ 105.1	$ 112.4	$ 91.6	$ 102.0	$ 110.0
CentriMag (1)	13.8	12.6	11.3	13.1	13.0
PVAD & IVAD	1.7	2.0	2.4	2.5	2.3
Other	0.7	1.0	0.5	0.5	0.4
Total	$ 121.3	$ 128.0	$ 105.8	$ 118.1	$ 125.7

Revenue by Category
Pump	$ 86.9	$ 92.1	$ 74.2	$ 81.6	$ 89.3
Non-Pump	33.7	34.9	31.1	36.0	36.0
Other	0.7	1.0	0.5	0.5	0.4
Total	$ 121.3	$ 128.0	$ 105.8	$ 118.1	$ 125.7

Revenue by Geography
United States	$ 96.1	$ 99.7	$ 85.7	$ 94.2	$ 95.6
International	25.2	28.3	20.1	23.9	30.1
Total	$ 121.3	$ 128.0	$ 105.8	$ 118.1	$ 125.7

(1)	CentriMag includes PediMag/PediVAS® sales

The following table presents our quarterly HeartMate pump units by geography for the first quarter of 2015 and the full year 2014:

THORATEC CORPORATION
Quarterly HeartMate Pump Units (1)
(Unaudited)

	Three Months Ended
Units by Geography	April 4, 2015	January 3, 2015	September 27, 2014	June 28, 2014	March 29, 2014
United States	686	746	612	670	701
International	247	291	213	191	263
Total (1)	933	1,037	825	861	964

(1)	Includes HeartMate III units sold commercially or implanted in clinical trials.

The following table reconciles the specific items excluded from GAAP net income in the calculation of non-GAAP net income and diluted net income per share for the periods shown below:

THORATEC CORPORATION
Reconciliation of GAAP to Non-GAAP Net Income
(Unaudited)
(in thousands, except for per share data)

	Three Months Ended
Net income reconciliation	April 4, 2015	March 29, 2014

Net income on a GAAP basis	$ 10,780	$ 18,239
Share-based compensation expense:
- Cost of product sales	783	621
- Selling, general and administrative	6,657	4,025
- Research and development	1,956	2,136
Amortization of purchased intangibles:
- Cost of product sales	553	1,013
- Selling, general and administrative	507	760
- Research and development	132	132
Acquisition-related contingent consideration adjustments:
- Selling, general and administrative	568	1,088
- Research and development	497	(1,555)
Acquisition-related transaction costs	7	-
Foreign currency re-measurement of contingent consideration	(496)	-
Income tax expense (1)	(1,031)	(2,747)
Net income on a non-GAAP basis	$ 20,913	$ 23,712

	Three Months Ended
Diluted net income per share reconciliation	April 4, 2015	March 29, 2014

Diluted net income per share on a GAAP basis	$ 0.20	$ 0.32
Share-based compensation expense:
- Cost of product sales	0.01	0.01
- Selling, general and administrative	0.12	0.07
- Research and development	0.04	0.04
Amortization of purchased intangibles:
- Cost of product sales	0.01	0.02
- Selling, general and administrative	0.01	0.01
- Research and development	-	-
Acquisition-related contingent consideration adjustments:
- Selling, general and administrative	0.01	0.02
- Research and development	0.01	(0.03)
Acquisition-related transaction costs	-	-
Foreign currency re-measurement of contingent consideration	(0.01)	-
Income tax expense (1)	(0.02)	(0.05)
Diluted net income per share on a non-GAAP basis	$ 0.38	$ 0.41

	Three Months Ended
	April 4, 2015	March 29, 2014

Shares used in calculation of diluted net income per share -- GAAP and non-GAAP	54,906	57,666

(1)	Includes the impact of both the differential between the GAAP and non-GAAP tax rates and the tax effect of non-GAAP adjustments.

The following table reconciles the specific items excluded from GAAP gross profit and gross margin in the calculation of non-GAAP gross profit and gross margin for the periods shown below:

THORATEC CORPORATION
Reconciliation of GAAP to Non-GAAP Gross Profit and Gross Margin
(Unaudited)
(in thousands)

	Three Months Ended
	April 4, 2015		March 29, 2014

Gross profit on a GAAP basis	$ 84,179	69.4%	$ 85,671	68.2%
Share-based compensation expense	783		621
Amortization of purchased intangibles	553		1,013
Gross profit on a non-GAAP basis	$ 85,515	70.5%	$ 87,305	69.5%

The following table reconciles the specific items excluded from GAAP operating expenses in the calculation of non-GAAP operating expenses for the periods shown below:

THORATEC CORPORATION
Reconciliation of GAAP to Non-GAAP Operating Expenses
(Unaudited)
(in thousands)

	Three Months Ended
	April 4, 2015	March 29, 2014

Operating expenses on a GAAP basis	$ 66,234	$ 58,840
Share-based compensation expense:
- Selling, general and administrative	(6,657)	(4,025)
- Research and development	(1,956)	(2,136)
Amortization of purchased intangibles:
- Selling, general and administrative	(507)	(760)
- Research and development	(132)	(132)
Acquisition-related contingent consideration adjustments:
- Selling, general and administrative	(568)	(1,088)
- Research and development	(497)	1,555
Acquisition-related transaction costs	(7)	-
Operating expenses on a non-GAAP basis	$ 55,910	$ 52,254

The following table reconciles the specific items excluded from GAAP other income in the calculation of non-GAAP other income for the periods shown below:

THORATEC CORPORATION
Reconciliation of GAAP to Non-GAAP Other Income
(Unaudited)
(in thousands)

Three Months Ended
	April 4, 2015	March 29, 2014

Other income on a GAAP basis	$ 817	$ 247
Foreign currency re-measurement of contingent consideration	(496)	-
Other income on a non-GAAP basis	$ 321	$ 247

The following table reconciles the GAAP income tax expense for the adjustments from GAAP net income to non-GAAP net income:

THORATEC CORPORATION
Reconciliation of GAAP to Non-GAAP Income Tax Expense
(Unaudited)
(in thousands)

	Three Months Ended
	April 4, 2015		March 29, 2014

Income Tax expense on a GAAP basis	$ 7,982	42.5%	$ 8,839	32.6%
Share-based compensation expense and other	2,659		2,279
Amortization of purchased intangibles	418		648
Acquisition-related contingent consideration adjustments	320		(180)
Acquisition-related transaction costs	3		-
Foreign currency re-measurement of contingent consideration	(104)		-
Prior years' tax adjustment	(2,265)		-
Income Tax expense on a non-GAAP basis	$ 9,013	30.1%	$ 11,586	32.8%

The following table reconciles guidance for gross margin and net income per diluted share on a GAAP and non-GAAP basis for the periods shown below:

THORATEC CORPORATION
Reconciliation of GAAP to Non-GAAP Forward-Looking Guidance
(Unaudited)
(in thousands, except for per share data)

Gross margin reconciliation	For Fiscal Year 2015

Gross margin on a GAAP basis		69.0%
Amortization of purchased intangibles		0.6%
Share-based compensation expense		0.9%
Gross margin on a non-GAAP basis		70.5%

Net income per diluted share reconciliation (1)	For Fiscal Year 2015
	From		To

Net income per diluted share on a GAAP basis	$ 0.58		$ 0.68
Acquisition-related contingent consideration adjustments	0.04		0.04
Share-based compensation expense	0.65		0.65
Amortization of purchased intangibles	0.09		0.09
Foreign currency re-measurement of contingent consideration	(0.01)		(0.01)
Income tax expense (2)	(0.20)		(0.20)
Net income per diluted share on a non-GAAP basis	$ 1.15		$ 1.25

(1)	Adjustments other than income tax expense are shown on a pre-tax basis.
(2)	Includes the impact of both the differential between the GAAP and non-GAAP tax rates and the tax effect of non-GAAP adjustments.

About Thoratec

Thoratec is a world leader in therapies to address advanced-stage heart failure. The company's products include the HeartMate II® LVAS (Left Ventricular Assist Systems) and Thoratec® VAD (Ventricular Assist Device) with more than 20,000 devices implanted in patients suffering from heart failure. Thoratec also manufactures the CentriMag® and PediMag®/PediVAS® product lines. Thoratec is headquartered in Pleasanton, California. For more information, visit the company's website at http://www.thoratec.com.

Thoratec, the Thoratec logo, HeartMate and HeartMate II are registered trademarks of Thoratec Corporation and HeartMate III, HeartMate PHP, PVAD, IVAD and Pocket Controller are trademarks of Thoratec Corporation. CentriMag and PediMag are registered trademarks of Thoratec LLC, and PediVAS is a registered trademark of Thoratec Switzerland GmbH.

Many of the preceding paragraphs, particularly but not exclusively those addressing guidance for fiscal 2015 financial results or future performance contain forward-looking statements within the meaning of Sections 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. These statements can be identified by the words, "believes," "views," "expects," "anticipates, " "plans," "likely," "should," "could," "will," "estimates," and other similar words. Actual results, events or performance could differ materially from these forward-looking statements based on a variety of factors, many of which are beyond Thoratec's control. Therefore, readers are cautioned not to put undue reliance on these statements. Investors are cautioned that all such statements involve risks and uncertainties, including risks related to regulatory approvals, the development of new products, including development and clinical trial timing, and new markets including Destination Therapy, the growth of existing markets for our products, customer and physician acceptance of Thoratec products, changes in the mix of existing markets for our products and related gross margin for such product sales, the ability to improve financial performance, the effects of FDA regulatory requirements, our ability to address quality issues adequately and on a timely basis without a resulting recall of products or interruption of manufacturing or shipment of products, the effects of healthcare reimbursement and coverage policies, the effects of seasonality on Thoratec product sales, the effects of competition and the effects of any merger, acquisition and divestiture related activities. Forward-looking statements contained in this press release should be considered in light these factors and those factors discussed from time to time in Thoratec's public reports filed with the Securities and Exchange Commission, such as those discussed under the heading, "Risk Factors," in Thoratec's most recent annual report on Form 10-K, quarterly reports on Form 10-Q, current reports on Form 8-K and other SEC filings. These forward-looking statements speak only as of the date hereof. Thoratec undertakes no obligation to publicly release the results of any revisions to these forward-looking statements that may be made to reflect events or circumstances after the date hereof, or to reflect the occurrence of unanticipated events.

CONTACT: Neil Meyer, Senior Director of Treasury and Investor Relations, Thoratec Corporation, (925) 738-0029